EXHIBIT 99.1
SOUTHSIDE BANCSHARES, INC.
ANNOUNCES FINANCIAL RESULTS FOR THE
THREE MONTHS AND YEAR ENDED DECEMBER 31, 2018
NASDAQ Global Select Market Symbol - “SBSI”

Tyler, Texas, (February 1, 2019) Southside Bancshares, Inc. (“Southside” or the “Company”) (NASDAQ:SBSI) today reported its financial results for the three months and year ended December 31, 2018.
Southside reported net income of $17.4 million for the three months ended December 31, 2018, an increase of $7.1 million, or 68.2%, compared to $10.3 million for the same period in 2017. Southside reported net income of $74.1 million for the year ended December 31, 2018, an increase of $19.8 million, or 36.5%, compared to $54.3 million for the same period in 2017.
Earnings per diluted common share increased $0.17, or 51.5%, to $0.50 for the three months ended December 31, 2018, from $0.33 for the same period in 2017. Earnings per diluted common share increased $0.30, or 16.6%, to $2.11 for the year ended December 31, 2018, from $1.81 for the same period in 2017.
The return on average shareholders’ equity for the year ended December 31, 2018 was 9.87%, compared to 9.65% for the same period in 2017.  The return on average assets was 1.19% for the year ended December 31, 2018, compared to 0.96% for the same period in 2017.
“We reported net income of $17.4 million, an increase in our net margin and spread and an increase in total loans during the fourth quarter,” stated Lee R. Gibson, President and Chief Executive Officer of Southside.
“During the fourth quarter we experienced an increase in our loans of $38.3 million, largely driven by growth in our commercial loan portfolio and to a lesser extent construction loans and municipal loans. For the year ended December 31, 2018, loans increased slightly by $18.4 million. We believe our loan pipeline is solid for the first quarter of 2019 with a number of loans expected to fund, however, we also expect a number of loan payoffs during the first quarter, partially offsetting those funded. Loan growth during the quarter was partially responsible for the seven basis point increase in our net interest margin and the four basis point increase in our net interest spread, on a linked quarter basis. Economic conditions in our Texas markets remain solid. Current economic projections for 2019 for Texas are positive with the Austin and DFW markets projected to continue to experience robust economies, driven by company relocations and overall population growth.”
“On October 25, 2018 the Company's Board of Directors approved a Stock Repurchase Plan. The Board authorized the repurchase, from time to time, of up to 1,500,000 shares of common stock in open market purchases and privately negotiated transactions at prevailing market prices. During the fourth quarter we purchased approximately 1.46 million shares of our common stock at an average price of $32.34. The remaining shares authorized for repurchase were repurchased in January 2019.”
Loans and Deposits
For the year ended December 31, 2018, total loans increased by $18.4 million, or 0.6%, to $3.31 billion, compared to December 31, 2017. The net increase in our loans was comprised of increases of $90.2 million of commercial loans, $31.9 million of construction loans and $7.6 million of municipal loans, partially offset by decreases of $71.0 million of commercial real estate loans, $29.3 million of loans to individuals and $10.8 million of 1-4 family loans.
Nonperforming assets increased during the year ended December 31, 2018 by $32.4 million, or 309.7%, to $42.9 million, or 0.70% of total assets, compared to $10.5 million, or 0.16% of total assets at December 31, 2017, primarily due to the addition of four commercial real estate loans to nonaccrual status during the year, one of which was added during the fourth quarter.
During the year ended December 31, 2018, the allowance for loan losses increased by $6.2 million, or 30.0%, to $27.0 million, or 0.82% of total loans, compared to 0.63% of total loans at December 31, 2017. The increase in the allowance was primarily the result of additional provision recorded on the commercial real estate loans placed on nonaccrual status.
During the year ended December 31, 2018, deposits, net of brokered deposits, decreased $270.8 million, or 6.1%, compared to December 31, 2017, due primarily to the decrease in public fund deposits of $221.7 million.

Net Interest Income and Net Interest Margin for the Three Months Ended December 31, 2018
Net interest income increased $4.1 million, or 10.7%, to $42.4 million for the three months ended December 31, 2018, compared to $38.3 million for the same period in 2017. The increase in net interest income was the result of a $7.9 million increase in interest income primarily from our loan portfolio, partially offset by an increase in interest expense of $3.8 million compared to the same period in 2017. The increase in interest expense related directly to our deposits and was partially offset by a decrease in interest expense on our Federal Home Loan Bank (“FHLB”) borrowings.
For the three months ended December 31, 2018, our net interest margin (FTE) increased to 3.21%, compared to 3.12% for the same period in 2017. The increase in net interest margin (FTE) was due primarily to the change in the mix of earning assets during 2018 as a result of the acquisition of Diboll State Bancshares, Inc. (“Diboll”) on November 30, 2017, as well as an increase in the average yields on earning assets, partially offset by higher average rates paid on interest bearing liabilities. The increases in average yields and rates paid were primarily due to rising interest rates during 2017 and 2018. For the three months ended December 31, 2018, our net interest spread (FTE) decreased to 2.86%, from 2.91% for the same period in 2017.
Net Interest Income and Net Interest Margin for the Year Ended December 31, 2018
Net interest income increased $28.1 million, or 19.5%, to $172.1 million for the year ended December 31, 2018, compared to $144.0 million for the same period in 2017. The increase in net interest income was the result of a $41.7 million increase in interest income primarily from our loan portfolio, partially offset by an increase in interest expense of $13.6 million compared to the same period in 2017. The increase in interest expense related directly to our deposits and was partially offset by a decrease in interest expense on our FHLB borrowings.
For the year ended December 31, 2018, our net interest margin (FTE) increased to 3.18%, compared to 3.07% for the same period in 2017. The increase in net interest margin (FTE) was due primarily to the change in the mix of earning assets as a result of the acquisition of Diboll during 2018, as well as an increase in the average yields on earning assets, partially offset by higher average rates paid on interest bearing liabilities. The increases in average yields and rates paid were primarily due to rising interest rates during 2017 and 2018. For the year ended December 31, 2018, our net interest spread (FTE) decreased slightly to 2.88%, from 2.89% for the same period in 2017.
Net Income for the Three Months Ended December 31, 2018
Net income increased $7.1 million, or 68.2%, for the three months ended December 31, 2018, to $17.4 million compared to the same period in 2017. The increase was the result of a $7.9 million increase in interest income, a $3.3 million decrease in income tax expense and a $1.0 million increase in noninterest income, partially offset by a $3.8 million increase in interest expense, a $1.2 million increase in provision for loan losses, and a $0.3 million increase in noninterest expense.
The majority of the increase in noninterest income was a result of an increase in deposit services and trust income largely related to the acquisition of Diboll. In connection with the adoption of Accounting Standards Update 2014-09 (“ASU 2014-09”) revenue recognition guidance effective January 1, 2018, debit card expense and brokerage service expense for the three months ended December 31, 2018, previously reported in ATM and debit card expense and other noninterest expense are now netted with deposit services income and brokerage services income, respectively. Due to the guidance under the modified retrospective method, prior periods have not been adjusted and therefore, are not comparable.
Income tax expense decreased $3.3 million for the three months ended December 31, 2018 compared to the same period in 2017, due to recording a $2.4 million discrete income tax expense in December 2017 related to the remeasurement of our net deferred tax asset and due to a lower tax rate effective for 2018, both in connection with the Tax Cuts and Jobs Act. The reduced tax rate effective for 2018 resulted in a lower effective tax rate of 12.7% for the three months ended December 31, 2018, compared to 36.2% for the same period in 2017. Excluding the net impact of discrete tax items, our effective tax rate was approximately 12.5% and 21.3% for the three months ended December 31, 2018 and 2017, respectively.

Net Income for the Year Ended December 31, 2018
Net income increased $19.8 million, or 36.5%, for the year ended December 31, 2018, to $74.1 million compared to the same period in 2017. The increase was primarily the result of a $41.7 million increase in interest income, a $6.0 million decrease in income tax expense and a $3.3 million increase in noninterest income, partially offset by a $13.8 million increase in noninterest expense, a $13.6 million increase in interest expense and a $3.8 million increase in provision for loan losses.
Excluding net (loss) gain on sale of securities available for sale, noninterest income increased $5.8 million, or 15.6%, for the year ended December 31, 2018, compared to the same period in 2017. Deposit services and trust income increased and were partially offset by a decrease in gain on sale of loans. The increase in both deposit services income and trust income was largely related to the acquisition of Diboll. With the adoption of ASU 2014-09, debit card expense and brokerage service expense for the year ended December 31, 2018, previously reported in ATM and debit card expense and other noninterest expense, are now netted with deposit services income and brokerage services income, respectively. Due to the guidance under the modified retrospective method, prior periods have not been adjusted and therefore, are not comparable.
Noninterest expense increased $13.8 million, or 12.9%, for the year ended December 31, 2018, to $120.1 million, compared to the same period in 2017. The increase in most of our noninterest expense categories was directly attributable to the integration of Diboll into our operations.
Income tax expense decreased $6.0 million for the year ended December 31, 2018 compared to the same period in 2017. The Tax Cuts and Jobs Act reduced the U.S. federal corporate tax rate from 35% to 21%. The decrease in the income tax expense and effective tax rate for the year ended December 31, 2018 was due to the lower corporate tax rate and a $0.8 million discrete tax benefit recorded during 2018 compared to a $2.4 million discrete income tax expense for the year ended December 31, 2017 associated with the remeasurement of our net deferred tax asset. The reduced tax rate effective for 2018 resulted in a lower effective tax rate of 12.1% compared to 22.9% for the same period in 2017. Excluding the net impact of discrete tax items, our effective tax rate was approximately 13.0% and 19.5% for the year ended December 31, 2018 and 2017, respectively.

Conference Call
Southside's management team will host a conference call to discuss its fourth quarter and year end December 31, 2018 financial results on Friday, February 1, 2019 at 9:00 a.m. CST.  The call can be accessed by dialing 844-775-2540 and by identifying the conference ID number 9677865 or by identifying “Southside Bancshares, Inc., Fourth Quarter and Year End 2018 Earnings Call.”  To listen to the call via webcast, register at www.southside.com/about/investor-relations.
For those unable to listen to the conference call live, a recording will be available from approximately 11:30 a.m. CST February 1, 2019 through February 13, 2019 by accessing the company website, www.southside.com/about/investor-relations.

Non-GAAP Financial Measures
Our accounting and reporting policies conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP measures are used by management to supplement the evaluation of our performance. These include the following fully taxable-equivalent measures (“FTE”): (i) Net interest income (FTE), (ii) Net interest margin (FTE), (iii) Net interest spread (FTE), and (iv) Efficiency ratio (FTE), which include the effects of taxable-equivalent adjustments using a federal income tax rate of 21% and 35% for the three months and year ended December 31, 2018 and 2017, respectively, to increase tax-exempt interest income to a tax-equivalent basis. Interest income earned on certain assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments.
Net interest income (FTE), Net interest margin (FTE) and Net interest spread (FTE). Net interest income (FTE) is a non-GAAP measure that adjusts for the tax-favored status of net interest income from certain loans and investments. We believe this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. The most directly comparable financial measure calculated in accordance with GAAP is our net interest income. Net interest margin (FTE) is the ratio of net interest income (FTE) to average earning assets. The most directly comparable financial measure calculated in accordance with GAAP is our net interest margin. Net interest spread (FTE) is the difference in the average yield on average earning assets on a tax-equivalent basis and the average rate paid on average interest bearing liabilities. The most directly comparable financial measure calculated in accordance with GAAP is our net interest spread.
Efficiency ratio (FTE).  The efficiency ratio (FTE) is a non-GAAP measure that provides a measure of productivity in the banking industry. This ratio is calculated to measure the cost of generating one dollar of revenue. The ratio is designed to reflect the percentage of one dollar which must be expended to generate that dollar of revenue. We calculate this ratio by dividing noninterest expense, excluding amortization expense on intangibles and certain nonrecurring expense by the sum of net interest income (FTE)

and noninterest income, excluding net gain (loss) on sale of securities available for sale and certain nonrecurring impairments. The most directly comparable financial measure calculated in accordance with GAAP is our efficiency ratio.
These non-GAAP financial measures should not be considered alternatives to GAAP-basis financial statements and other bank holding companies may define or calculate these non-GAAP measures or similar measures differently. Whenever we present a non-GAAP financial measure in an SEC filing, we are also required to present the most directly comparable financial measure calculated and presented in accordance with GAAP and reconcile the differences between the non-GAAP financial measure and such comparable GAAP measure.

In the following table we present, for the five quarterly periods ended December 31, 2018 and for the years ended December 31, 2018 and 2017, the reconciliation of net interest income to net interest income adjusted to a fully taxable-equivalent basis assuming a 21% marginal tax rate for 2018 and a 35% marginal tax rate for 2017 for interest earned on tax-exempt assets such as municipal loans and investment securities (dollars in thousands), along with the calculation of total revenue, adjusted noninterest expense, efficiency ratio (FTE), net interest margin (FTE) and net interest spread (FTE).

Non-GAAP Reconciliation

	Three Months Ended					Years Ended
	2018				2017	2018	2017
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,	Dec. 31,	Dec. 31,
Net interest income (GAAP)	$42,410	$42,410	$43,111	$44,133	$38,306	$172,064	$143,970
Tax equivalent adjustments:
Loans	599	590	583	582	1,125	2,354	4,313
Investment securities (tax-exempt)	1,933	1,801	1,651	1,619	3,049	7,004	13,197
Net interest income (FTE) (1)	44,942	44,801	45,345	46,334	42,480	181,422	161,480
Noninterest income	10,134	10,022	11,007	9,610	9,099	40,773	37,473
Nonrecurring income (2)	(66)	741	(304)	827	483	1,198	(191)
Total revenue	$55,010	$55,564	$56,048	$56,771	$52,062	$223,393	$198,762

Noninterest expense	$30,196	$28,962	$29,274	$31,667	$29,933	$120,099	$106,335
Pre-tax amortization expense	(1,228)	(1,279)	(1,328)	(1,378)	(726)	(5,213)	(1,955)
Nonrecurring expense (3)	(264)	(507)	(1,287)	(1,178)	(3,479)	(3,236)	(4,394)
Adjusted noninterest expense	$28,704	$27,176	$26,659	$29,111	$25,728	$111,650	$99,986

Efficiency ratio	54.70%	51.11%	49.54%	53.35%	53.73%	52.16%	55.16%
Efficiency ratio (FTE) (1)	52.18%	48.91%	47.56%	51.28%	49.42%	49.98%	50.30%

Average earning assets	$5,558,052	$5,654,566	$5,700,133	$5,891,352	$5,395,212	$5,699,985	$5,254,431

Net interest margin	3.03%	2.98%	3.03%	3.04%	2.82%	3.02%	2.74%
Net interest margin (FTE) (1)	3.21%	3.14%	3.19%	3.19%	3.12%	3.18%	3.07%

Net interest spread	2.68%	2.65%	2.75%	2.80%	2.60%	2.72%	2.56%
Net interest spread (FTE) (1)	2.86%	2.82%	2.90%	2.95%	2.91%	2.88%	2.89%

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures.

(2)
These adjustments may include net gain and loss on sale of securities available for sale, impairment of investments, other-than-temporary impairment charges and additional bank owned life insurance income realized as a result of the death benefits for a retired covered officer, in the periods where applicable.

(3)	These adjustments may include acquisition expenses, foreclosure expenses and branch closure expenses, in the periods where applicable.

Management believes adjusting net interest income, net interest margin and net interest spread to a fully taxable-equivalent basis is a standard practice in the banking industry as these measures provide useful information to make peer comparisons. Tax-equivalent adjustments are reported in the respective earning asset categories as listed in the “Average Balances with Average Yields and Rates” tables.

About Southside Bancshares, Inc.
Southside Bancshares, Inc. is a bank holding company with approximately $6.12 billion in assets as of December 31, 2018, that owns 100% of Southside Bank.  Southside Bank currently has 59 branches in Texas and operates a network of 82 ATMs/ITMs.
To learn more about Southside Bancshares, Inc., please visit our investor relations website at www.southside.com/about/investor-relations.  Our investor relations site provides a detailed overview of our activities, financial information and historical stock price data.  To receive e-mail notification of company news, events and stock activity, please register on the E-mail Notification portion of the website.  Questions or comments may be directed to Julie Shamburger at (903) 531-7134, or julie.shamburger@southside.com.

Forward-Looking Statements
Certain statements of other than historical fact that are contained in this document and in other written material, press releases and oral statements issued by or on behalf of the Company may be considered to be “forward-looking statements” within the meaning of and subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date.  These statements may include words such as “expect,” “estimate,” “project,” “anticipate,” “appear,” “believe,” “could,” “should,” “may,” “likely,” “intend,” “probability,” “risk,” “target,” “objective,” “plans,” “potential,” and similar expressions.  Forward-looking statements are statements with respect to the Company’s beliefs, plans, expectations, objectives, goals, anticipations, assumptions and estimates about the Company's future performance and are subject to significant known and unknown risks and uncertainties, which could cause the Company's actual results to differ materially from the results discussed in the forward-looking statements.  For example, discussions about trends in asset quality, capital, liquidity, the pace of loan and revenue growth, the Company's ability to sell nonperforming assets, expense reductions, planned operational efficiencies, earnings, successful integration of completed acquisitions and certain market risk disclosures, including the impact of interest rates, tax reform and other economic factors, are based upon information presently available to management and are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.
Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, under “Part I - Item 1. Forward Looking Information” and "Part I - Item 1A. Risk Factors" and in the Company’s other filings with the Securities and Exchange Commission.  The Company disclaims any obligation to update any factors or to announce publicly the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

	SOUTHSIDE BANCSHARES, INC.
	CONSOLIDATED FINANCIAL SUMMARY (UNAUDITED)
	(In thousands, except per share data)

	As of
	2018				2017
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
ASSETS
Cash and due from banks	$87,375	$85,103	$78,534	$65,480	$79,171
Interest earning deposits	23,884	70,685	138,685	183,241	111,541
Federal funds sold	9,460	18,284	14,850	14,090	7,980
Securities available for sale, at estimated fair value	1,989,436	1,939,277	2,037,994	2,062,539	1,538,755
Securities held to maturity, at carrying value	162,931	163,365	164,276	164,847	909,506
Federal Home Loan Bank stock, at cost	32,583	32,291	42,994	42,676	55,729
Loans held for sale	601	954	4,566	2,003	2,001
Loans	3,312,799	3,274,524	3,270,883	3,309,627	3,294,356
Less: Allowance for loan losses	(27,019)	(26,092)	(25,072)	(24,220)	(20,781)
Net loans	3,285,780	3,248,432	3,245,811	3,285,407	3,273,575
Premises & equipment, net	135,972	133,939	132,578	131,625	133,640
Goodwill	201,116	201,116	201,246	201,246	201,246
Other intangible assets, net	17,779	19,009	20,287	21,615	22,993
Bank owned life insurance	98,160	97,611	97,059	100,963	100,368
Other assets	78,417	95,288	71,293	97,465	61,592
Total assets	$6,123,494	$6,105,354	$6,250,173	$6,373,197	$6,498,097

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest bearing deposits	$994,680	$1,033,572	$1,038,907	$1,055,423	$1,037,401
Interest bearing deposits	3,430,350	3,519,940	3,469,834	3,586,474	3,478,046
Total deposits	4,425,030	4,553,512	4,508,741	4,641,897	4,515,447
Other borrowings	755,875	570,242	784,754	779,990	1,026,859
Subordinated notes, net of unamortized debt issuance costs	98,407	98,366	98,326	98,286	98,248
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,246	60,244	60,243	60,242	60,241
Other liabilities	52,645	70,484	46,299	46,386	43,162
Total liabilities	5,392,203	5,352,848	5,498,363	5,626,801	5,743,957
Shareholders' equity	731,291	752,506	751,810	746,396	754,140
Total liabilities and shareholders' equity	$6,123,494	$6,105,354	$6,250,173	$6,373,197	$6,498,097

	At or For the Three Months Ended
	2018				2017
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Income Statement:
Total interest income	$58,022	$57,152	$56,797	$57,194	$50,104
Total interest expense	15,612	14,742	13,686	13,061	11,798
Net interest income	42,410	42,410	43,111	44,133	38,306
Provision for loan losses	2,446	975	1,281	3,735	1,271
Net interest income after provision for loan losses	39,964	41,435	41,830	40,398	37,035
Noninterest income
Deposit services	6,325	6,317	6,261	6,179	5,940
Net gain (loss) on sale of securities available for sale	61	(741)	(332)	(827)	(249)
Gain on sale of loans	101	303	173	115	268
Trust income	1,573	1,568	1,931	1,760	1,156
Bank owned life insurance income	554	552	1,185	632	632
Brokerage services	499	532	506	450	632
Other	1,021	1,491	1,283	1,301	720
Total noninterest income	10,134	10,022	11,007	9,610	9,099
Noninterest expense
Salaries and employee benefits	17,823	17,628	16,633	18,559	15,316
Occupancy expense	3,475	3,396	3,360	3,583	3,327
Acquisition expense	118	437	1,026	832	3,474
Advertising, travel & entertainment	786	648	775	685	601
ATM and debit card expense	250	251	243	346	1,049
Professional fees	1,189	824	952	1,070	859
Software and data processing expense	1,057	977	939	1,023	882
Telephone and communications	477	354	478	538	444
FDIC insurance	455	435	484	497	442
Amortization expense on intangibles	1,228	1,279	1,328	1,378	726
Other	3,338	2,733	3,056	3,156	2,813
Total noninterest expense	30,196	28,962	29,274	31,667	29,933
Income before income tax expense	19,902	22,495	23,563	18,341	16,201
Income tax expense	2,521	2,192	3,360	2,090	5,870
Net income	$17,381	$20,303	$20,203	$16,251	$10,331

Common share data:
Weighted-average basic shares outstanding	34,611	35,114	35,062	35,022	31,370
Weighted-average diluted shares outstanding	34,748	35,288	35,233	35,200	31,569
Shares outstanding end of period	33,725	35,160	35,084	35,053	35,000
Net income per common share
Basic	$0.50	$0.58	$0.58	$0.46	$0.33
Diluted	0.50	0.58	0.57	0.46	0.33
Book value per common share	21.68	21.40	21.43	21.29	21.55
Cash dividend paid per common share	0.32	0.30	0.30	0.28	0.30

Selected Performance Ratios:
Return on average assets	1.14%	1.30%	1.30%	1.02%	0.70%
Return on average shareholders’ equity	9.30	10.61	10.79	8.75	6.52
Average yield on earning assets (FTE) (1)	4.32	4.18	4.15	4.09	3.99
Average rate on interest bearing liabilities	1.46	1.36	1.25	1.14	1.08
Net interest spread (FTE) (1)	2.86	2.82	2.90	2.95	2.91
Net interest margin (FTE) (1)	3.21	3.14	3.19	3.19	3.12
Average earning assets to average interest bearing liabilities	131.07	131.12	130.22	127.29	124.73
Noninterest expense to average total assets	1.98	1.86	1.89	1.99	2.03
Efficiency ratio (FTE) (1)	52.18	48.91	47.56	51.28	49.42

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures. See “Non-GAAP Financial Measures” for more information, including a reconciliation to GAAP.

	At or For the Years Ended
	December 31,
	2018	2017
Income Statement:
Total interest income	$229,165	$187,474
Total interest expense	57,101	43,504
Net interest income	172,064	143,970
Provision for loan losses	8,437	4,675
Net interest income after provision for loan losses	163,627	139,295
Noninterest income
Deposit services	25,082	21,785
Net (loss) gain on sale of securities available for sale	(1,839)	625
Gain on sale of loans	692	1,821
Trust income	6,832	3,818
Bank owned life insurance income	2,923	2,537
Brokerage services	1,987	2,422
Other	5,096	4,465
Total noninterest income	40,773	37,473
Noninterest expense
Salaries and employee benefits	70,643	60,779
Occupancy expense	13,814	12,068
Acquisition expense	2,413	4,352
Advertising, travel & entertainment	2,894	2,219
ATM and debit card expense	1,090	3,889
Professional fees	4,035	3,844
Software and data processing expense	3,996	3,027
Telephone and communications	1,847	1,905
FDIC insurance	1,871	1,769
Amortization expense on intangibles	5,213	1,955
Other	12,283	10,528
Total noninterest expense	120,099	106,335
Income before income tax expense	84,301	70,433
Income tax expense	10,163	16,121
Net income	$74,138	$54,312

Common share data:
Weighted-average basic shares outstanding	34,951	29,841
Weighted-average diluted shares outstanding	35,116	30,047
Net income per common share
Basic	$2.12	$1.82
Diluted	2.11	1.81
Book value per common share	21.68	21.55
Cash dividend paid per common share	1.20	1.11

Selected Performance Ratios:
Return on average assets	1.19%	0.96%
Return on average shareholders’ equity	9.87	9.65
Average yield on earning assets (FTE) (1)	4.18	3.90
Average yield on interest bearing liabilities	1.30	1.01
Net interest spread (FTE) (1)	2.88	2.89
Net interest margin (FTE) (1)	3.18	3.07
Average earning assets to average interest bearing liabilities	129.89	122.42
Noninterest expense to average total assets	1.93	1.88
Efficiency ratio (FTE) (1)	49.98	50.30

(1)	These amounts are presented on a fully taxable-equivalent basis and are non-GAAP measures. See “Non-GAAP Financial Measures” for more information, including a reconciliation to GAAP.

	Southside Bancshares, Inc.
	Selected Financial Data (unaudited)
	(dollars in thousands)

	Three Months Ended
	2018				2017
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Nonperforming assets:	$42,906	$39,638	$42,423	$42,444	$10,472
Nonaccrual loans (1)	35,770	32,526	35,351	34,545	2,937
Accruing loans past due more than 90 days (1)	—	—	7	4	1
Restructured loans (2)	5,930	5,699	5,860	5,839	5,767
Other real estate owned	1,206	1,413	1,137	2,014	1,613
Repossessed assets	—	—	68	42	154

Asset Quality Ratios:
Nonaccruing loans to total loans	1.08%	0.99%	1.08%	1.04%	0.09%
Allowance for loan losses to nonaccruing loans	75.54	80.22	70.92	70.11	707.56
Allowance for loan losses to nonperforming assets	62.97	65.83	59.10	57.06	198.44
Allowance for loan losses to total loans	0.82	0.80	0.77	0.73	0.63
Nonperforming assets to total assets	0.70	0.65	0.68	0.67	0.16
Net charge-offs (recoveries) to average loans	0.18	(0.01)	0.05	0.04	0.05

Capital Ratios:
Shareholders’ equity to total assets	11.94	12.33	12.03	11.71	11.61
Average shareholders’ equity to average total assets	12.23	12.28	12.06	11.69	10.75

(1)	Excludes purchased credit impaired ("PCI") loans measured at fair value at acquisition if the timing and amount of cash flows expected to be collected from those sales can be reasonably estimated.

(2)
Includes $3.1 million, $3.2 million, $2.9 million, $2.9 million, and $2.9 million in PCI loans restructured as of December 31, 2018, September 30, 2018, June 30, 2018, March 31, 2018, and December 31, 2017, respectively.

Loan Portfolio Composition
The following table sets forth loan totals by category for the periods presented:

	Three Months Ended
	2018				2017
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
Real Estate Loans:
Construction	$507,732	$484,254	$487,286	$474,791	$475,867
1-4 Family Residential	794,499	791,274	791,359	797,088	805,341
Commercial	1,194,118	1,218,714	1,245,936	1,285,591	1,265,159
Commercial Loans	356,649	322,873	282,723	281,901	266,422
Municipal Loans	353,370	344,792	345,595	342,404	345,798
Loans to Individuals	106,431	112,617	117,984	127,852	135,769
Total Loans	$3,312,799	$3,274,524	$3,270,883	$3,309,627	$3,294,356

The “Average Balances with Average Yields and Rates” tables that follow show average earning assets and interest bearing liabilities together with the average yield on the earning assets and the average rate of the interest bearing liabilities (dollars in thousands) for the periods presented. The interest and related yields presented are on a fully taxable-equivalent basis and are therefore non-GAAP measures. See "Non-GAAP Financial Measures" for more information.

	Average Balances with Average Yields and Rates
	(unaudited)
	Three Months Ended
	December 31, 2018			September 30, 2018
	Avg Balance	Interest	Avg Yield/Rate	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,289,840	$41,320	4.98%	$3,286,664	$40,396	4.88%
Loans held for sale	633	8	5.01%	1,841	25	5.39%
Securities:
Investment securities (taxable) (2)	13,066	103	3.13%	4,285	36	3.33%
Investment securities (tax-exempt) (2)	722,162	7,828	4.30%	795,397	8,132	4.06%
Mortgage-backed and related securities (2)	1,434,982	10,394	2.87%	1,418,114	10,086	2.82%
Total securities	2,170,210	18,325	3.35%	2,217,796	18,254	3.27%
FHLB stock, at cost, and equity investments	44,304	393	3.52%	54,216	377	2.76%
Interest earning deposits	36,098	411	4.52%	77,977	414	2.11%
Federal funds sold	16,967	97	2.27%	16,072	77	1.90%
Total earning assets	5,558,052	60,554	4.32%	5,654,566	59,543	4.18%
Cash and due from banks	79,544			78,623
Accrued interest and other assets	452,257			477,737
Less: Allowance for loan losses	(26,231)			(25,646)
Total assets	$6,063,622			$6,185,280
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$361,407	257	0.28%	$362,405	258	0.28%
Time deposits	1,123,101	5,170	1.83%	1,173,672	4,744	1.60%
Interest bearing demand deposits	1,968,786	4,908	0.99%	1,953,904	4,495	0.91%
Total interest bearing deposits	3,453,294	10,335	1.19%	3,489,981	9,497	1.08%
FHLB borrowings	612,134	3,066	1.99%	654.153	3.108	1.88%
Subordinated notes, net of unamortized debt issuance costs	98,385	1,431	5.77%	98,346	1,423	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,245	699	4.60%	60,244	684	4.50%
Other borrowings	16,405	81	1.96%	9,651	30	1.23%
Total interest bearing liabilities	4,240,463	15,612	1.46%	4,312,375	14,742	1.36%
Noninterest bearing deposits	1,034,556			1,064,797
Accrued expenses and other liabilities	47,234			48,699
Total liabilities	5,322,253			5,425,871
Shareholders’ equity	741,369			759,409
Total liabilities and shareholders’ equity	$6,063,622			$6,185,280
Net interest income (FTE)		$44,942			$44,801
Net interest margin (FTE)			3.21%			3.14%
Net interest spread (FTE)			2.86%			2.82%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2018 and September 30, 2018, loans totaling $35.8 million and $32.5 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	Average Balances with Average Yields and Rates
	(unaudited)
	Three Months Ended
	June 30, 2018			March 31, 2018
	Avg Balance	Interest	Avg Yield/Rate	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,285,756	$39,865	4.87%	$3,300,506	$39,401	4.84%
Loans held for sale	1,794	19	4.25%	1,543	11	2.89%
Securities:
Investment securities (taxable) (2)	6,891	51	2.97%	39,332	227	2.34%
Investment securities (tax-exempt) (2)	802,611	8,004	4.00%	805,091	8,000	4.03%
Mortgage-backed and related securities (2)	1,439,810	10,210	2.84%	1,557,140	10,894	2.84%
Total securities	2,249,312	18,265	3.26%	2,401,563	19,121	3.23%
FHLB stock, at cost, and equity investments	54,729	411	3.01%	67,000	414	2.51%
Interest earning deposits	92,291	400	1.74%	107,488	399	1.51%
Federal funds sold	16,251	71	1.75%	13,252	49	1.50%
Total earning assets	5,700,133	59,031	4.15%	5,891,352	59,395	4.09%
Cash and due from banks	75,560			78,031
Accrued interest and other assets	473,142			493,974
Less: Allowance for loan losses	(24,558)			(21,005)
Total assets	$6,224,277			$6,442,352
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$360,340	208	0.23%	$353,770	184	0.21%
Time deposits	1,175,230	4,303	1.47%	1,170,024	3,895	1.35%
Interest bearing demand deposits	1,981,427	4,070	0.82%	2,009,154	3,372	0.68%
Total interest bearing deposits	3,516,997	8,581	0.98%	3,532,948	7,451	0.86%
FHLB borrowings	692,386	3,007	1.74%	928,677	3,632	1.59%
Subordinated notes, net of unamortized debt issuance costs	98,306	1,407	5.74%	98,267	1,398	5.77%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,243	658	4.38%	60,241	569	3.83%
Other borrowings	9,283	33	1.43%	8,103	11	0.55%
Total interest bearing liabilities	4,377,215	13,686	1.25%	4,628,236	13,061	1.14%
Noninterest bearing deposits	1,045,298			1,016,707
Accrued expenses and other liabilities	50,843			44,015
Total liabilities	5,473,356			5,688,958
Shareholders’ equity	750,921			753,394
Total liabilities and shareholders’ equity	$6,224,277			$6,442,352
Net interest income (FTE)		$45,345			$46,334
Net interest margin (FTE)			3.19%			3.19%
Net interest spread (FTE)			2.90%			2.95%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of June 30, 2018 and March 31, 2018, loans totaling $35.4 million and $34.5 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	Average Balances with Average Yields and Rates
	(unaudited)
	Three Months Ended
	December 31, 2017
	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$2,897,444	$34,070	4.67%
Loans held for sale	2,285	22	3.82%
Securities:
Investment securities (taxable) (2)	51,678	237	1.82%
Investment securities (tax-exempt) (2)	775,681	9,197	4.70%
Mortgage-backed and related securities (2)	1,461,159	9,931	2.70%
Total securities	2,288,518	19,365	3.36%
FHLB stock, at cost, and equity investments	67,127	380	2.25%
Interest earning deposits	133,007	418	1.25%
Federal funds sold	6,831	23	1.34%
Total earning assets	5,395,212	54,278	3.99%
Cash and due from banks	60,590
Accrued interest and other assets	410,528
Less: Allowance for loan losses	(19,963)
Total assets	$5,846,367
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$293,392	134	0.18%
Time deposits	1,031,008	3,178	1.22%
Interest bearing demand deposits	1,696,239	2,585	0.60%
Total interest bearing deposits	3,020,639	5,897	0.77%
FHLB borrowings	1,137,373	3,935	1.37%
Subordinated notes, net of unamortized debt issuance costs	98,229	1,429	5.77%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,240	532	3.50%
Other borrowings	9,157	5	0.22%
Total interest bearing liabilities	4,325,638	11,798	1.08%
Noninterest bearing deposits	846,632
Accrued expenses and other liabilities	45,613
Total liabilities	5,217,883
Shareholders’ equity	628,484
Total liabilities and shareholders’ equity	$5,846,367
Net interest income (FTE)		$42,480
Net interest margin (FTE)			3.12%
Net interest spread (FTE)			2.91%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2017, loans totaling $2.9 million were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.

	Average Balances with Average Yields and Rates
	(unaudited)
	Years Ended
	December 31, 2018			December 31, 2017
	Avg Balance	Interest	Avg Yield/Rate	Avg Balance	Interest	Avg Yield/Rate
ASSETS
Loans (1)	$3,290,651	$160,982	4.89%	$2,666,265	$121,769	4.57%
Loans held for sale	1,451	63	4.34%	5,058	177	3.50%
Securities:
Investment securities (taxable) (2)	15,790	417	2.64%	51,654	939	1.82%
Investment securities (tax-exempt) (2)	781,127	31,964	4.09%	765,854	37,726	4.93%
Mortgage-backed and related securities (2)	1,462,055	41,584	2.84%	1,543,826	41,361	2.68%
Total securities	2,258,972	73,965	3.27%	2,361,334	80,026	3.39%
FHLB stock, at cost, and equity investments	54,998	1,595	2.90%	66,855	1,306	1.95%
Interest earning deposits	78,266	1,624	2.07%	148,924	1,634	1.10%
Federal funds sold	15,647	294	1.88%	5,995	72	1.20%
Total earning assets	5,699,985	238,523	4.18%	5,254,431	204,984	3.90%
Cash and due from banks	77,946			54,590
Accrued interest and other assets	473,639			369,872
Less: Allowance for loan losses	(24,378)			(19,042)
Total assets	$6,227,192			$5,659,851
LIABILITIES AND SHAREHOLDERS’ EQUITY
Savings deposits	$359,509	907	0.25%	$267,345	464	0.17%
Time deposits	1,160,423	18,112	1.56%	990,553	11,006	1.11%
Interest bearing demand deposits	1,978,140	16,845	0.85%	1,645,557	9,266	0.56%
Total interest bearing deposits	3,498,072	35,864	1.03%	2,903,455	20,736	0.71%
FHLB borrowings	720,785	12,813	1.78%	1,222,033	15,106	1.24%
Subordinated notes, net of unamortized debt issuance costs	98,327	5,659	5.76%	98,172	5,633	5.74%
Trust preferred subordinated debentures, net of unamortized debt issuance costs	60,243	2,610	4.33%	60,238	2,013	3.34%
Other borrowings	10,880	155	1.42%	8,120	16	0.20%
Total interest bearing liabilities	4,388,307	57,101	1.30%	4,292,018	43,504	1.01%
Noninterest bearing deposits	1,040,447			761,370
Accrued expenses and other liabilities	47,176			43,440
Total liabilities	5,475,930			5,096,828
Shareholders’ equity	751,262			563,023
Total liabilities and shareholders’ equity	$6,227,192			$5,659,851
Net interest income (FTE)		$181,422			$161,480
Net interest margin (FTE)			3.18%			3.07%
Net interest spread (FTE)			2.88%			2.89%

(1)	Interest on loans includes net fees on loans that are not material in amount.

(2)	For the purpose of calculating the average yield, the average balance of securities is presented at historical cost.

Note: As of December 31, 2018 and 2017, loans totaling $35.8 million and $2.9 million, respectively, were on nonaccrual status. Our policy is to reverse previously accrued but unpaid interest on nonaccrual loans; thereafter, interest income is recorded to the extent received when appropriate.